Exhibit 5.1

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Milan

December 19, 2012

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Re:	Registration Statement No. 333-185398 $1,400,000,000 Aggregate Principal Amount of 4.875% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special counsel to Access Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), ACMP Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), and the entities listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the issuance by the Issuers of $1,400,000,000 aggregate principal amount of the Issuers’ 4.875% Senior Notes due 2023 (the “Notes”) and the guarantees of the Notes by the Guarantors (the “Guarantees”) under the Indenture (the “Original Indenture”) dated as of December 19, 2012 among the Issuers, the Guarantors and The Bank of New York Mellon Trust, N.A., as trustee (the “Trustee”), as supplemented by that certain first supplemental indenture, dated as of December 19, 2012 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), setting forth the terms of the notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2012 (Registration No. 333-185398) (as so filed and as amended, the “Registration Statement”), a base prospectus dated December 12, 2012 (the “Base Prospectus”), a preliminary prospectus supplement dated December 12, 2012 (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated December 12, 2012 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the Guarantees.

December 19, 2012

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuers, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Oklahoma law and the due authorization of the Guarantees by the Oklahoma Guarantors set forth on Schedule I hereto (the “Oklahoma Guarantors”), are addressed in the opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement dated December 12, 2012, by and among the Issuers, the Guarantors, Access Midstream Partners GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership, and Citigroup Global Markets Inc., Barclays Capital Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as the representatives of the several underwriters party thereto, the Notes and the Guarantees (other than the Guarantees of the Oklahoma Guarantors) will have been duly authorized by all necessary corporate, limited liability company and limited partnership action, as applicable, of the Issuers and the Guarantors (other than the Oklahoma Guarantors), respectively, and the Notes and the Guarantees (including the Guarantees of the Oklahoma Guarantors) will be legally valid and binding obligations of the Issuers and the Guarantors, enforceable against the Issuers and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any

© LATHAM & WATKINS LLP 2007

December 19, 2012

provision permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) provisions purporting to make a guarantor primarily liable rather than as a surety, (o) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (q) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Guarantors (except for the Oklahoma Guarantors), (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated December 19, 2012 and to the reference to our firm in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

© LATHAM & WATKINS LLP 2007

Schedule I

Guarantors

Delaware LLC Guarantors:

1. Access MLP Operating, L.L.C., a Delaware limited liability company

2. Ponder Midstream Gas Services, L.L.C., a Delaware limited liability company

Oklahoma Guarantors:

1. Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company

2. Bluestem Gas Services, L.L.C., an Oklahoma limited liability company

3. Access Midstream Gas Services, L.L.C., an Oklahoma limited liability company

4. Oklahoma Midstream Gas Services, L.L.C., an Oklahoma limited liability company

5. Texas Midstream Gas Services, L.L.C., an Oklahoma limited liability company

6. Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company

7. Access Permian Midstream, L.L.C., an Oklahoma limited liability company

© LATHAM & WATKINS LLP 2007